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                                                                    Exhibit 21.1

                          SUBSIDIARIES OF REGISTRANT

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NAME OF SUBSIDIARY                      JURISDICTION OF INCORPORATION
------------------                      -----------------------------
OPTi Communications Group, Inc.         California
OPTi International Co. Limited          Barbados
MediaChips, Inc.                        California
OPTi Japan Kabushiki Kaisha             Japan

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